Exhibit 10.24

March 22, 2016

Dr. Henderson

Re:	BridgeBio Employment

Dear Michael:

BridgeBio LLC (the “Company”) would be lucky to have you on board as VP of Asset Acquisition, Strategy, and Operations (title to be agreed upon with you). As an outstanding performer in both the science and business realms, you bring critical perspectives that would immediately increase the value of BridgeBio and positively impact our ability to help the patients we serve.

In your role, you would:

•	Work with senior management and the BOD to identify and acquire stakes in attractive genetic disease assets

•	Work with the BOD and senior management to help formulate and communicate a compelling vision and strategic direction and value creation plan for the company

•	Help develop and maintain strategic partnerships with external companies, overseeing critical activities

•	Serve as a spokesperson for company, establishing and communicating the company’s image, and enhancing its visibility among potential partners

•	Help to ensure that qualified personnel are attracted and retained

•	Represent, when appropriate, BridgeBio in scientific conferences, presentations, industry and investment groups

•	Build and maintain solid working relationships with key opinion leaders and investors

•	Foster an internal atmosphere that supports individual accountability, transparency, open communication and respect to enable employees to focus on the Company’s mission

Your effective date of hire (the “Start Date”) will be whenever you would like in Q1/Q2 of 2016.

Your compensation for this position will be at the rate of $200,000 per year. There is no bonus program in the company as of yet, but as soon as there is, you will be a part of that. Finally, we would grant you an option to purchase 50,000 shares of the Company’s Interest. The exercise price of the Option will be at least equal to the fair market value of the Company’s common stock on the date of grant, and the Board of Directors may elect to seek a third party valuation of such fair market value, which could delay the date that the Option is granted. The Option will be subject to the terms and conditions of the Company’s then-current stock option plan and form of stock option agreement. These options will vest as follows: 1/60th of the shares will vest on a monthly basis, such that 100% of such Common Units shall be vested on the 5 year anniversary. We will give you a one-time bonus as well to cover the cost of early exercise on this option.

It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice and without additional compensation to you.

In making this offer, the Company understands that you are under no obligation to other current employers that might impair the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form I-9 which will be provided to you before the Start Date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement. Also, this offer is subject to satisfactory reference checks if necessary.

This letter agreement will accompany a BridgeBio Management LLC agreement – these two documents together constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time.

Sincerely,

/s/ Neil Kumar

Neil Kumar and the BridgeBio Team

I, Michael Henderson, accept the offer terms proposed by Neil Kumar and the BridgeBio team.

/s/ Michael Henderson
Michael Henderson

May 1, 2017

Michael T. Henderson

Re:	Transfer of Employment

Dear Michael:

As you may know, BridgeBio Pharma LLC (the “Company”) is in the process of transferring all of its operating assets into separate corporate entities (the “Restructuring”). As part of the Restructuring, all Company employees are being transferred to BridgeBio Services, Inc. (“BridgeBio Services”), a newly formed subsidiary of the Company. Consequently, effective as of May 1, 2017 (the “Transfer Date”), your employment will be transferred to BridgeBio Services on an at-will basis, and you will no longer be employed by the Company. Except as otherwise described below, the terms and conditions of your employment will remain the same.

Payroll. Following the Transfer Date, you will be paid at the same rate and on the same schedule as before the Transfer Date, but BridgeBio Services will begin issuing your paychecks using its Employer Identification Number. Credit for all employment taxes paid by you and the Company prior to the Transfer Date will be transferred to BridgeBio Services without any additional action on your part.

Health and Welfare Benefits. Following the Transfer Date, you will be eligible to participate in an upgraded Platinum health and welfare benefit plan than which you are currently eligible to participate, subject to their terms and conditions. You have already completed new enrollment forms, and have been informed you will not be credited for amounts you have paid toward any deductibles and out-of-pocket maximums during the plan year prior to the Transfer Date (such amounts, the “Deductibles”). In order to compensate for the loss of such credit, BridgeBio Services will make a cash payment to you in an amount equal to the Deductibles plus 35% which is an estimate equal to the aggregate withholding and employment taxes due by you in connection with the Deductibles and the additional amount, such payment to be made by the end of May provided you include an EOB to support the deductible amount met to date

Management Incentive Units. Any Management Incentive Units (“MIUs”) previously granted to you will remain outstanding and eligible to vest in accordance with their terms, provided that, upon your signature below, the agreement(s) evidencing your MIUs will be deemed amended to provide that your MIUs will vest based upon your continued employment with BridgeBio Services. The terms and conditions of your MIUs will otherwise remain the same.

Accrued PTO. In connection with your transfer of employment, your accrued and unused vacation days and paid time off (collectively, “Accrued PTO”) will be transferred to BridgeBio Services, and you will be entitled to use your Accrued PTO in accordance with the same policies in effect prior to the Transfer Date. By signing this letter, you consent to the foregoing transfer of Accrued PTO to the extent necessary.

Please indicate your agreement to the foregoing by signing in the space provided below and returning it to Lena Pang or Kristie Dang by May 5, 2017. Should you have any questions regarding your transfer of employment, please contact Asha Rajagopal at asha@solutions-on-call.com.

Sincerely,

BRIDGEBIO PHARMA LLC

By:	/s/ Neil Kumar
Name:	Neil Kumar
Title:	CEO

ACCEPTED AND AGREED,
this	May 5, 2017	.

/s/ Michael Henderson
Michael T. Henderson

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